                                                                     EXHIBIT 1.5



                       GUNDLE ENVIRONMENTAL SYSTEMS, INC.
                               19103 GUNDLE ROAD
                              HOUSTON, TEXAS 77073

                       AMENDMENT NO. 4 TO NOTE AGREEMENT

                 Re: Note Agreements dated as of June 15, 1990
                       relating to the issue and sale of
                        $25,000,000 11.17% Senior Notes
                               Due June 15, 2000

                                                                     Dated as of
                                                                   June 15, 1995

To the Holder named In Schedule I
 hereto which is a signatory of this
 Agreement

Ladies and Gentlemen:

    Reference is hereby made to (a) the separate Note Agreements dated as of June 15, 1990 (the "1990 Note Agreements"), between Gundle Environmental Systems, Inc., a Delaware corporation (the "Company"), and the Purchasers named in Schedule I thereto (the "Original Purchasers") respectively, under and pursuant to which $25,000,000 principal amount of the 11.17% Senior Notes of the Company due June 15, 2000 (the "Notes") were originally issued, as amended by (i) that certain Amendment No. 1 to Note Agreement dated as of July 15, 1991 among the Company and the Original Purchasers ("Amendment No. 1"), (ii) that certain Amendment No. 2 to Note Agreement dated as of July 17, 1992 among the Company, Principal Mutual Life Insurance Company ("Principal") and Jefferson-Pilot Life Insurance Company ("Jefferson-Pilot", which together with Principal are herein collectively referred to as the "Holders") ("Amendment No. 2"), (iii) that certain Third Amendment to Note Agreement, effective as of , 1993 among the Company and the Holders ("Amendment No. 3", which together with Amendment No. 1, Amendment No. 2 and the 1990 Note Agreements are collectively referred to herein as the "Original Note Agreements") and (b) the separate Note Agreements dated as of June 15, 1995 (the "1995 Note Agreements"), to be executed by, and to be between, the Company and each Purchaser signatory thereto, respectively, under and pursuant to which $25,000,000 aggregate principal amount of the 7.34% Senior Notes of the Company due August 1, 2005 will be issued.

    In connection with the execution and delivery of the 1995 Note Agreements, the Company desires to amend certain provisions of the Original Note Agreements to conform to those provisions contained in the 1995 Note Agreements by entering into separate counterparts of this Amendment No. 4 to Note Agreement ("Amendment No. 4") with each of the Holders, respectively. Pursuant to SECTION
7.1 of the Original Note Agreements, holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes must consent to all such amendments. As you are the holder of the aggregate principal amount of outstanding

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement



Notes set forth opposite your name on Schedule I hereto, the Company hereby requests that you accept each of the amendments as set forth below in the manner herein provided. The Company now wishes to amend the Original Note Agreements in the respects, but only in the respects, hereinafter set forth, and, by your execution hereof, you hereby agree to such amendments on the terms herinafter set forth:

SECTION 1.   AMENDMENT OF ORIGINAL NOTE AGREEMENTS.

    Section 1.1. Amendment to Section 2.1. Section 2.1 of the Original Note Agreements shall be, and the same is hereby amended by adding the following paragraph at the end of such Section:

             "In the event of any purchase or other acquisition by the Company of less than all of the Notes pursuant to SECTION 5.15, the amount of the payment required at maturity and each prepayment required to be made pursuant to this SECTION 2.1 shall be reduced in the proportion that the principal amount of such purchase or other acquisition bears to the unpaid principal amount of the Notes immediately prior to such purchase or other acquisition (after giving effect to any prepayment made pursuant to this SECTION 2.1 on the date of such purchase or other acquisition)."

    Section 1.2. Amendment to Section 5.2. Section 5.2 of the Original Note Agreements shall be, and the same is hereby amended in its entirety as follows:

             "Section 5.2.    Insurance. The Company will maintain, and will
         cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers (i) with respect to domestic United States coverages, accorded a rating by A.M. Best Company, Inc. of (x) A-XII or better in the case of products liability coverages and (y) A-VI or better in the case of all other coverages, in each case at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         similar business and owning and operating similar properties, except that if, during the term of any such insurance policy, the rating accorded the insurer shall be less than A-XII or A-VI, as the case may be, the Company will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such such insurance policy from an insurer so rated, and (ii) with respect to foreign coverages, accorded a rating of A or better by Standard and Poor's Ratings Group at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, except that, in the event that coverages are not reasonably available in any foreign jurisdiction from insurers with an A rating or better from Standard and Poor's Ratings Group or such insurers are not rated, such coverages may be placed with insurers deemed financially sound and reputable by the Company and not reasonably objected to by any holder or group of holders holding 33-1/3% in aggregate principal amount of outstanding Notes. It is understood and agreed that if any holder or group of holders holding more than 33-1/3% in aggregate principal amount of outstand reasonably object to such insurers, it shall be deemed to be an objection hereunder irrespective of any non-objection on the part of any other holder or holders of outstanding Notes. Nothing contained in this SECTION 5.2 shall prevent the Company from maintaining in lieu, in whole or in part, of such insurance coverage a self-insurance program in an amount not to exceed $2,000,000 on an annual basis if and to the extent that such self-insurance program is consistent with sound and prudent business practices or is determined to be appropriate or in the best interests of the Company by its Board of Directors. Notwithstanding the insurance company size and credit quality standards set forth in clause (y) of this SECTION 5.2, the Company may purchase property, boiler and machinery insurance coverage from Industrial Risk Insurers."

    Section 1.3. Amendment to Section 5.7. Section 5.7 of the Original Note Agreements shall be, and the same is hereby amended in its entirety as follows:

             "Section 5.7.    Consolidated Net Worth. The Company will at all
         times keep and maintain Consolidated Net Worth at an amount not less than (i) during its fiscal year ending December 31, 1995, $60,000,000, and (ii) during each fiscal year thereafter, an amount equal to the sum of the amount that was required to be maintained during the previous fiscal year plus an amount equal to 25% of Consolidated Net Income for such previous fiscal year (but without deduction in the event of a deficit in such Consolidated Net Income)."

    Section 1.4. Amendment to Section 5.8. Section 5.8 of the Original Note Agreements shall be, and the same is hereby amended in its entirety as follows:

             "Section 5.8.    Limitations on Current Debt and Funded Debt. (a)
         The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Indebtedness for Borrowed Money or other Priority Obligations, except:

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


                 "(1)     Indebtedness for Borrowed Money evidenced by the
             Notes;

                 "(2)     Indebtedness for Borrowed Money of the Company and
             its Subsidiaries outstanding as of June 15, 1995 and reflected on Annex B to Exhibit B hereto;

                 "(3)     additional Indebtedness for Borrowed Money of the
             Company and its Subsidiaries and other Priority Obligations, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                     "(i)     in the case of the incurrence of Senior
                 Indebtedness for Borrowed Money, Senior Indebtedness for Borrowed Money shall not exceed 50% of Consolidated Total Capitalization,

                     "(ii)    in the case of the incurrence of Indebtedness for
                 Borrowed Money, Consolidated Indebtedness for Borrowed Money shall not exceed 60% of Consolidated Total Capitalization, and

                     "(iii)   in the case of the incurrence of any Priority
                 Obligations, the aggregate amount of all Priority Obligations shall not exceed 20% of Consolidated Total Capitalization; and

                 "(4)     Indebtedness for Borrowed Money of a Subsidiary to
             the Company or to a Wholly-owned Subsidiary and preferred stock of a Subsidiary held by the Company or a Wholly-owned Subsidiary.

             "(b)    Any corporation which becomes a Subsidiary after the date
         hereof shall for all purposes of this SECTION 5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness for Borrowed Money of such corporation existing immediately after it becomes a Subsidiary."

    Section 1.5.     Amendment to Section 5.9. Clauses (f), (g) and (h) of
Section 5.9 of the Original Note Agreements shall be, and the same are hereby amended in their respective entireties as follows:

             "(f)    Liens existing as of June 15, 1995 and reflected in
         Schedule II hereto, securing Funded Debt of (i) the Company or

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         any Subsidiary or (ii) SLT or any subsidiary outstanding on such date;

             "(g)    Liens incurred after June 15, 1995 given to secure the
         payment of the purchase price incurred in connection with the acquisition or construction of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets which becomes a Subsidiary concurrently with such acquisition, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased and the proceeds thereof and such Lien shall attach within 365 days of the completion of such acquisition or purchase, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in SECTION 5.8;

             "(h)    Liens not otherwise permitted by the preceding clauses (a)
         through (g), inclusive, securing Funded Debt of the Company or any Subsidiary, provided that no such Lien shall be created to secure preexisting Funded Debt, any extension, renewal or replacement of such Funded Debt, or any Funded Debt (whether or not preexisting Funded
         Debt) under any preexisting agreement providing for unsecured Funded Debt or under any extension, renewal or replacement of such an agreement unless the Notes shall be secured equally and ratably with, or prior to, any such Funded Debt in a manner reasonably satisfactory to the holders of at least 66-2/3% in aggregate principal amount of the outstanding Notes and provided further that all Funded Debt secured by such liens shall be permitted by the provisions of SECTION 5.8(a)(3)(iii); and"

    Section 1.6. Amendment to Section 5.10. Section 5.10 of the Original ote Agreements shall be, and the same is hereby amended in its entirety as follows:

         "Section 5.10.   Restricted Payments. The Company will not except as
         hereinafter provided:

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


                 "(a)     Declare any dividends, either in cash or Property, on
             any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

                 "(b)     Directly or indirectly, or through any Subsidiary,
             purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock);

                 "(c)     Make any other payment or distribution, either
             directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                 "(d)     Make any payment or distribution, either directly or
             indirectly or through any Subsidiary, of principal of any Subordinated Indebtedness for Borrowed Money prior to the date such payment shall be due;

         "(such declarations of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other distributions being herein collectively called 'Restricted Payments'), if after giving effect thereto an Event of Default shall have occurred and be continuing or the aggregate amount of Restricted Payments made during the period from and after December 31, 1994 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (i) $16,000,000 plus (ii) 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

             "The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof. The Company may make any Restricted Payment declared in compliance with the provisions of this SECTION 5.10 regardless of its capacity to d eclare additional Restricted Payments or lack thereof under this SECTION 5.10 at the time of the payment of such Restricted Payment.

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


             "For the purposes of this SECTION 5.10 the amount of any Restricted Payment declared, paid or distributed in Property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question."

    Section 1.7.     Amendment to Section 5.12. Clauses (a)(2) and (a)(3) of
Section 5.12 of the Original Note Agreements shall, in each case, be amended by replacing the words "Funded Debt" located therein with the words "Indebtedness for Borrowed Money".

    Section 1.8. Amendment to Section 5.13. Section 5.13 of the Original Note Agreements shall be, and the same is hereby amended in its entirety as follows:

             "Section 5.13.   Guaranties. The Company will not, and will not
         permit any Subsidiary to, become or be liable in respect of any Guaranty except:

                 (a) Guaranties of the Company which are limited in amount to a stated maximum dollar exposure, and

                 (b) the Permitted Subsidiary Guaranties."

    Section 1.9. Addition of Section 5.19. Section 5.19 shall be added to the Original Note Agreements immediately following Section 5.18, to read in its entirety as follows:

             "Section 5.19.   New Domestic Subsidiaries; Execution of Credit
         Agreement. (a) So long as the Indebtedness of the Company under the Credit Agreement remains outstanding and is guaranteed by the Domestic Subsidiaries, the Company shall cause any entity which becomes a Domestic Subsidiary from and after the 1995 Closing Date to execute and deliver a Guaranty Agreement in the form attached as Exhibit F hereto, together with a certificate dated the date of execution and delivery of such Guaranty Agreement signed by the President, a Vice President or Chief Financial Officer of such Domestic Subsidiary to the effect that such Guaranty Agreement has been duly authorized, executed and delivered by such Domestic Subsidiary and such Guaranty Agreement constitutes the legal, valid and binding obligation, contract and agreement of such Domestic Subsidiary enforceable in accor dance with its terms."

         (b) No Domestic Subsidiary shall, at any time, become a party to the Credit Agreement.

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


    Section 1.10. Amendment to Section 6. Section 6 of the Original Note Agreements shall be, and the same is hereby amended in its entirety as follows:

             "Section 6.1.    Events of Default. Any one or more of the
         following shall constitute an 'Event of Default' as such term is used herein:

                 "(a)     Default shall occur in the payment of interest on any
             Note when the same shall have become due and such default shall continue for more than five days; or

                 "(b)     Default shall occur in the making of any required
             prepayment on any of the Notes as provided in SECTION 2.1; or

                 "(c)     Default shall occur in the making of any other
             payment of the principal of any Note or Make-Whole Amount thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                 "(d)     Default shall be made in the payment when due
             (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for Borrowed Money (other than the Indebtedness for Borrowed Money evidenced by the Notes) of the Company or any Subsidiary having an aggregate principal amount in excess of 5% of Consolidated Net Worth and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                 "(e)     Default or the happening of any event shall occur
             under any indenture, agreement or other instrument under which any Indebtedness for Borrowed Money of the Company or any Subsidiary having an aggregate principal amount in excess of 5% of Consolidated Net Worth may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money of the Company or any Subsidiary outstanding thereunder; or

                 "(f)     Default shall occur in the observance or performance
             of any covenant or agreement contained in SECTION 5.8 through
             SECTION 5.12; or

                 "(g)     Default shall occur in the observance or performance
             of any provision of this Agreement, other than

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


             the provisions referred to in SECTION 6.1(f), which is not remedied within 45 days after the earlier of (i) notice thereof to the Company by the holder of any Note or (ii) the date on which such Default first becomes known to any officer of the Company; or

                 "(h)     Any representation or warranty made by the Company
             herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                 "(i)     Any representation or warranty made by any Domestic
             Subsidiary in any Guaranty Agreement, or made by any Domestic Subsidiary in any statement or certificate furnished by any Domestic Subsidiary in connection with the consummation of the issuance and delivery of the Notes or furnished by any Domestic Subsidiary pursuant hereto or to any Guaranty Agreement, is untrue in any material respect as of the date of the issuance or making thereof; or

                 "(j)     The obligations of any Domestic Subsidiary contained
             in any Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, the determination by any governmental body or court that any Guaranty Agreement is invalid, void or unenforceable or any Domestic Subsidiary shall contest or deny in writing the validity or enforceability of any Guaranty Agreement; or

                 "(k)     Final judgment or judgments for the payment of money
             aggregating in excess of $2,000,000 in excess of applicable insurance coverage is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remai ned unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

                 "(l)     A custodian, liquidator, trustee or receiver is
             appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


                 "(m)     The Company or any Subsidiary becomes insolvent or
             bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                 "(n)     Bankruptcy, reorganization, arrangement or insolvency
             proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 90 days after such institution.

             "Section 6.2.    Notice to Holders. When any Event of Default
         described in the foregoing SECTION 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for Borrowed Money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telegram.

             "Section 6.3.    Acceleration of Maturities. When any Event of
         Default described in paragraph (a), (b) or (c) of SECTION 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (k), inclusive, of said SECTION 6.1 has happened and is continuing, the holder or holders of 33-1/3% or more of the principal amount of Notes at the time outstanding may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (l), (m) or
         (n) of SECTION 6.1 has occurred, then all outstanding Notes shall i mmediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent permitted by law, liquidated damages for the loss of the

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         bargain evidenced hereby (and not as a penalty) in an amount equal to the Make-Whole Amount which would be payable if the Company then had elected to prepay (and was permitted to prepay) the Notes with the Make-Whole Amount pursuant to SECTION 2.2 (determined as of the date of declaration of an acceleration or, in the case of an Event of Default described in paragraph (l), (m) or (n) of SECTION 6.1, the date of acceleration). No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and r emedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

             "Section 6.4.    Rescission of Acceleration. The provisions of
         SECTION 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (k), inclusive, of
         SECTION 6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                 "(a)     no judgment or decree has been entered for the
             payment of any monies due pursuant to the Notes or this Agreement;

                 "(b)     all arrears of interest upon all the Notes and all
             other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under
             SECTION 6.3) shall have been duly paid; and

                 "(c)     each and every other Default and Event of Default
             shall have been made good, cured or waived pursuant to SECTION
             7.1;

         "and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


    Section 1.11. Amendments to Section 8.1. (a) The following definitions shall be added to Section 8.1 of the Original Note Agreements in alphabetical order and shall read as follows:

             "'Company' shall mean Gundle Environmental Systems, Inc., a Delaware corporation and its permitted successors and assigns including, without limitation, Gundle/SLT Environmental, Inc.

             "'Credit Agreement' shall mean that certain Credit Agreement dated as of the 1995 Closing Date among the Company, certain of its Subsidiaries which may join the Credit Agreement, NationsBank of Texas, N.A., as agent and the banks and other financial institutions from time to time parties thereto, as the same may be amended, modified, waived or supplemented from time to time, and any extension, renewal or replacement thereof.

             "'Domestic Subsidiary' shall mean GSE Lining Technology, Inc., a Delaware corporation, GSE International, Inc., a Delaware corporation and each other Subsidiary now existing or hereafter created or acquired, which is organized under the laws of the United States or any State thereof and which is required to guarantee Indebtedness for Borrowed Money pursuant to the Credit Agreement.

             "'Indebtedness for Borrowed Money' of any Person shall mean the sum of Current Debt and Funded Debt of such Person.

             "'Merger' shall mean the merger of SLT into the Company.

             "'1995 Closing Date' shall mean the effective date of the Merger.

             "'1995 Note Agreements' shall mean the separate Note Agreements dated as of June 15, 1995 between the Company and each of the purchasers party thereto.

             "'Permitted Foreign Country' shall mean each of France, Italy, Canada, Germany, Singapore, Australia, Japan and each of the countries comprising the United Kingdom, so long as the rating on such country's senior unsecured long-term debt is rated AA or better by Standard and Poor's Ratings Group or Aa or better by Moody's Investors Services, Inc.

             "'Permitted Subsidiary Guaranties' shall mean collectively, the Guaranty Agreements executed and delivered by the Domestic

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         Subsidiaries in connection with this Agreement, the 1995 Note Agreements and the Credit Agreement.

             "'Priority Obligations' shall mean and include (i) all Indebtedness for Borrowed Money of Subsidiaries (other than the Permitted Subsidiary Guaranties and Indebtedness for Borrowed Money of Subsidiaries to the Company or a Wholly-owned Subsidiary), (ii) all Funded Debt of the Company secured by Liens referred to in SECTION 5.9(g) or SECTION 5.9(h) and (iii) preferred stock of Subsidiaries held by any other Person other than the Company and its Wholly-owned Subsidiaries. The amount of Priority Obligations outstanding as at any date of determination thereof shall mean the sum, without duplication, of the aggregate unpaid principal amount of all Indebtedness for Borrowed Money constituting Priority Obligations and the voluntary or involuntary liquidating value, whichever is greater, of preferred stock constituting Priority Obligations.

             "'SLT' shall mean SLT Environmental, Inc., a Delaware corporation."

    (b) The definitions of "Consolidated Current Assets" and "Consolidated Current Liabilities", "Consolidated Funded Debt", "Consolidated Net Assets", "Consolidated Net Worth", "Consolidated Total Capitalization", "Funded Debt", "Reinvestment Rate" (set forth in the definition of " Make-Whole Amount"), "Permitted Investments", "Senior Funded Debt", "Subordinated Funded Debt", "subsidiary", and "Wholly-owned" set forth in Section 8.1 of the Original Note Agreements shall be, and the same are hereby amended in their respective entireties as follows:

             "'Consolidated Current Assets' and 'Consolidated Current Liabilities' shall mean as of the date of any determination thereof such assets and liabilities of the Company and its Subsidiaries on a consolidated basis as shall be determined in accordance with GAAP to constitute current asset s and current liabilities, respectively.

             "'Consolidated Indebtedness for Borrowed Money' shall mean all Indebtedness for Borrowed Money of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

             "'Consolidated Net Assets' shall mean as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries after deducting all depreciation, depletion and other properly deductible valuation reserves and all items which in accordance with GAAP would be included on the liability side of a consolidated balance sheet, except deferred

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         income taxes, deferred investment tax credits, capital stock of any class, surplus and Indebtedness for Borrowed Money.

             "'Consolidated Net Worth' shall mean as of the date of any determination thereof Consolidated Net Assets less (1) all outstanding Indebtedness for Borrowed Money, deferred income taxes and deferred investment tax credits, consolidating the Company and its Subsidiaries, and (2) all Intangible Assets acquired by the Company after December 31, 1994.

             "'Consolidated Total Capitalization' shall mean, as of the date of any determination thereof, the sum of (i) Consolidated Net Worth plus
         (ii) Consolidated Indebtedness for Borrowed Money.

             "'Funded Debt' of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

             "'Reinvestment Rate' shall mean 50 basis points plus the arithmetic mean of the yields for the two columns under the heading 'Week Ending' published in the Statistical Release under the caption 'Treasury Constant Maturities' for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by SECTION 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of the Make-Whole Amount shall be used.

             "'Permitted Investments' shall mean one of the following:

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


                 "(a)     Investments by the Company and its Subsidiaries in
             and to Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Subsidiary;

                 "(b)     Investments in commercial paper and bankers'
             acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Ratings Group or Moody's Investors Services, Inc.;

                 "(c)     Investments in direct obligations of the United
             States of America, or Investments in any Person, which Investments are guaranteed by the full faith and credit of the United States of America, in either case maturing in twelve months or less from the date of acquisition there of by the Company or any Subsidiary and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having a net worth in excess of $100,000,000;

                 "(d)     Investments in direct obligations of Permitted
             Foreign Countries (or central banks thereof), in any case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary and repurchase agreements having a term of less than one year relating to and fully collateralized by such obligations, which repurchase agreements are entered into with banks or trust companies described in clauses (e) and (f) below or brokerage companies having a net worth in excess of $250,000,000; provided, that the aggregate amount of Investments in direct obligations of any Permitted Foreign Country (or central bank thereof) permitted in this clause (d) shall not exceed $1,000,000;

                 "(e)     Investments in time deposits, certificates of deposit
             or Eurodollar certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 or a foreign branch thereof located in the United Kingdom, France, Canada, Italy, Singapore, Germany, Australia, Japan or the Cayman Islands and whose long-term certificates of

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


             deposit are, at the time of acquisition thereof by the Company or Subsidiary, rated A by Standard & Poor's Ratings Group or A-2 by Moody's Investors Services, Inc.;

                 "(f)     Investments in time deposits or certificates of
             deposit maturing within one year from the date such investment is made, issued by a bank organized under the laws of any Permitted Foreign Country or any political subdivision thereof, having capital, surplus and undivided prof its aggregating at least $500,000,000 and whose senior unsecured long-term debt (or if not available, such bank's holding company's senior unsecured long-term debt) is, at the time of acquisition thereof by the Company or Subsidiary, rated A by Standard & Poor's Ratings Group or A-2 by Moody's Investors Services, Inc.; provided, that the aggregate amount of Investments in any bank organized under the laws of any Permitted Foreign Country or any political subdivision thereof permitted in this clause (f) shall not exceed $5,000,000;

                 "(g)     loans or advances in the usual and ordinary course of
             business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary;

                 "(h)     receivables arising from the sale of goods and
             services in the ordinary course of business of the Company and its Subsidiaries;

                 "(i)     Investments in companies which are engaged in the
             same general nature of business as the Company (assuming compliance with SECTION 5.5) and which do not result in such company being a Subsidiary;

                 "(j)     Investments in corporations constituting the payment
             for or settlement of a claim owed to the Company or any Subsidiary received by the Company or such Subsidiary pursuant to a bankruptcy, reorganization, arrangement or insolvency proceeding, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, instituted by or against such corporation; or

                 "(k)     short-term securities backed by letters of credit
             from banks or trust companies described in clause (e) above

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


             and other short-term tax-exempt securities with minimum quality ratings of A- by Standard & Poor's Ratings Group or A-3 by Moody's Investors Services, Inc.; or

                 "(l)     Investments not otherwise qualifying as a Permitted
             Investment so long as the aggregate thereof does not exceed 5% of Consolidated Total Capitalization.

             "In valuing any Investments for the purpose of applying the limitations set forth in this Agreement, such investments, loans and advances shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

             "For purposes of this Agreement, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

             "'Senior Indebtedness for Borrowed Money' shall mean all Consolidated Indebtedness for Borrowed Money, other than Subordinated Indebtedness for Borrowed Money.

             "'Subordinated Indebtedness for Borrowed Money' shall mean all unsecured Indebtedness for Borrowed Money of the Company which shall contain or have applicable thereto subordination provisions substantially in the form set forth in Exhibit E attached hereto providing for the subordination thereof to other Indebtedness for Borrowed Money of the Company, including, without limitation, the Notes, or such other provisions as may be approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding Notes.

             "The term 'subsidiary' shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term 'Subsidiary' shall mean a subsidiary of the Company, which shall include subsidiaries of SLT which will become subsidiaries of the Company on the 1995 Closing Date.

             "'Wholly-owned' when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors'

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


         qualifying shares) and all Indebtedness for Borrowed Money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries."

    (c) The definitions of "PG Technology" and "Total Capitalization" set forth in Section 8.1 of the Original Note Agreements shall be deleted in their respective entireties.

    Section 1.12. Amendment to Schedule I. Schedule I to the Original Note Agreements is hereby amended in its entirety so that the same shall henceforth read as provided in Exhibit 1 attached hereto.

    Section 1.13. Amendment to Schedule II. Schedule II to the Original Note Agreements is hereby amended in its entirety so that the same shall henceforth read as provided in Exhibit 2 attached hereto.

    Section 1.14. Amendment to Exhibit A. Exhibit A to the Original Note Agreements is hereby amended in its entirety so that the same shall henceforth read as provided in Exhibit 3 attached hereto.

    Section 1.15. Amendment to Exhibit B. Annex B to Exhibit B to the Original Note Agreements is hereby amended in its entirety so that the same shall henceforth read as provided in Exhibit 4 attached hereto.

    Section 1.16. Amendment to Exhibit E. Exhibit E to the Original Note Agreements is hereby amended in its entirety so that the same shall henceforth read as provided in Exhibit 5 attached hereto.

    Section 1.17. Addition of Exhibit F. Exhibit F shall be added to the Original Note Agreements immediately following Exhibit E, to read in its entirety as provided in Exhibit 6 attached hereto.

SECTION 2.   MISCELLANEOUS.

    Section 2.1. Ratification of Original Note Agreements; Condition Precedent'. Except as amended and restated herein, the terms and provisions of the Original Note Agreements and the Notes are hereby ratified, confirmed and approved in all respects. If the 1995 Note Agreements and the 7.34% Senior Notes due June 15, 2005 are not executed and delivered as set forth above, this Amendment No. 4 shall be null and void.

    Section 2.2. Counterparts. This Amendment No. 4 may be executed in any number of counterparts, each executed counterpart constituting an original but altogether one and the same instrument.

    Section 2.3. Fees and Expenses. The Company agrees to pay all reasonable fees and expenses of you and your special counsel connected with the preparation of this Amendment No. 4

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


    Section 2.4. References to Original Note Agreements. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Original Note Agreements or the Note Agreements dated as of June 15, 1990 without making specific reference to this Amendment No. 4, but nevertheless all such references shall be deemed to include this Amendment No. 4 unless the context shall otherwise require.

    Section 2.5. Governing Law. This Amendment No. 4 shall be construed in accordance with and governed by the laws of the State of Texas.

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement


    Upon the acceptance of this Amendment No. 4 by Holders holding at least 66-2/3% in aggregate unpaid principal amount of all outstanding Notes, this agreement shall become effective and the Original Note Agreements shall be amended as herein set forth, such amendment to be effective as of June 15, 1995.


                                        GUNDLE ENVIRONMENTAL SYSTEMS, INC.



                                        By  /s/ Roger J. Klatt
                                           -----------------------------------
                                           Its Senior Vice President/
                                               Chief Financial Officer

Accepted as of June 15, 1995

                                        PRINCIPAL MUTUAL LIFE INSURANCE
                                           COMPANY



                                        By  /s/ James C. Fifield
                                           -----------------------------------
                                            Its Counsel


                                        By  /s/ Jon C. Heiny
                                           -----------------------------------
                                            Its Counsel

                                        Holding the unpaid principal amount of
                                        the Notes set out opposite its name in
                                        Schedule I hereto

Gundle Environmental Systems, Inc.            Amendment No. 4 to Note Agreement



    Upon the acceptance of this Amendment No. 4 by Holders holding at least 66-2/3% in aggregate unpaid principal amount of all outstanding Notes, this agreement shall become effective and the Original Note Agreements shall be amended as herein set forth, such amendment to be effective as of June 15, 1995.

                                        GUNDLE ENVIRONMENTAL SYSTEMS, INC.



                                        By  /s/ Roger J. Klatt
                                           ------------------------------------
                                            Its Senior Vice President/
                                                Chief Financial Officer

Accepted as of June 15, 1995

                                        JEFFERSON-PILOT LIFE INSURANCE
                                           COMPANY


                                        By  /s/ Robert E. Whalend
                                           ------------------------------------
                                            Its Second Vice President


                                        Holding the unpaid principal amount of
                                        the Notes set out opposite its name in
                                        Schedule I hereto